UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 25, 2007

Inovio Biomedical Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-14888	33-0969592
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11494 Sorrento Valley Road, San Diego, California		92121-1318
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (858) 597-6006

Not Applicable

Former name or former address, if changed since last report

  Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

As previously announced and reported in registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on May 16, 2007, on May 14, 2007 registrant entered into a definitive Securities Purchase Agreement in which it agreed to sell shares of its common stock directly to certain investors.

The closing of the above transaction (the “Closing”) occurred on May 25, 2007. At the Closing the registrant issued to investors an aggregate of 4,595,094 shares of its common stock at $3.52 per share, resulting in cash proceeds to registrant of approximately $16.17 million, before offering expenses.  As of May 25, 2007, the registrant estimates that the total expenses which will be payable by it in relation to this transaction will be approximately $70,000.

Item 8.01               Other Events.

On May 25, 2007, registrant issued a press release announcing the closing of the transactions described herein and in its Current Report on Form 8-K filed May 16, 2007.  A copy of that Press Release is attached to this Report as Exhibit 99.1.

The following table reflects the registrant’s capitalization at May 25, 2007, after issuance of the shares described in Item 1.01 above:

Description	Number of outstanding shares	Number of shares of common stock issuable upon conversion of outstanding preferred stock, vesting of restricted stock or exercise of outstanding warrants or options

Common Stock	43,483,412	43,584,662
Preferred Stock: Series C	97	142,639
Preferred Stock: Series D	113,311	113,311
Outstanding Warrants	8,922,951	8,922,951
Stock Options	3,489,462	3,489,462

Item 9.01               Financial Statements and Exhibits.

(d)           Exhibits

99.1	Press Release dated May 25, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 25, 2007

INOVIO BIOMEDICAL CORPORATION

	By:	/s/ Peter Kies
Peter Kies, Chief Financial Officer